                                                                     EXHIBIT 2.7
                           ASSET PURCHASE AGREEMENT

                                      BY
                                      AND
                                    BETWEEN

     AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC. AS PURCHASER,

                                      AND

                  PRECISION HEALTH SYSTEMS, L.L.C., AS SELLER

                         DATED AS OF FEBRUARY 1, 1998

                           ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into and made effective as of the 1/st/ day of February, 1998, by and between AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC., a Louisiana corporation, with its principal place of business at 3029 South Sherwood Forest Blvd., Suite 300, Baton Rouge, Louisiana 70816 (hereinafter referred to as "Purchaser") and PRECISION HEALTH SYSTEMS, L.L.C., a Louisiana limited liability company having its principal place of business at 10473 Old Hammond Highway, Baton Rouge, Louisiana 70816 (hereinafter referred to as "Seller").


                                   RECITALS

     WHEREAS, Seller conducts a home health care and infusion business which provides services to non-Medicare and non-Medicaid patients and whose offices are located at 10473 Old Hammond Highway, Baton Rouge, Louisiana;

     WHEREAS, Purchaser desires to buy and Seller desires to sell all or substantially all of the assets of Seller's business enterprise; and

     WHEREAS, the parties expect that this Agreement will further advance their respective business objectives, including without limitation, integration of the business operations of Seller with the business operations of Purchaser in order for Purchaser to more effectively compete in the marketplace.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

     1.   Definitions.   As used in this Agreement, the following terms have the
          meanings indicated:

     1.01 Assets: The assets to be sold and transferred by Seller to Purchaser pursuant to this Agreement consisting of the assets owned by Seller as of the Closing that are described in clauses (a) - (l) below and that are more specifically detailed in Schedule 1.01 of this Agreement, plus any other assets and rights pertaining to Seller's Business as reflected on the balance sheet of Seller prepared as of January 31, 1998, subject to payments and receipts within the ordinary course of business between January 31, 1998 and the date of the Closing, (the "Balance Sheet"); provided however, the Excluded Assets are specifically excluded from the assets to be sold under this Agreement:

          a) All furniture, fixtures, equipment, leasehold improvements and supplies of Seller located at and used by Seller in the operation of Seller's Business at the address stated above, which are further identified in and by the books and records of Seller;

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          b)   All inventory owned by Seller and used by Seller in the operation of Seller's Business at the address stated above as of the Closing;

          c) All outstanding accounts receivable of Seller, as of the Closing, together with all other indebtedness owed to Seller arising out of Seller's Business;

          d) Seller's right to use the name "Precision Health Systems", any d/b/a or other name utilized to market its service and products, and all trademarks, trade names, signage, marketing symbols and logos;

          e) All of Seller's current patient lists of present or former patients, all of Seller's mailing lists, all business records relating to the operations of Seller's Business (including all records relating to patients), and all telephone numbers and listings used by Seller in Seller's Business, and all intangibles and other rights and privileges of Seller currently used in Seller's Business;

          f) Seller's leasehold interest in the premises occupied by Seller in Baton Rouge, Louisiana, in accordance with the Sublease Agreement described in Schedule 1.01 to this Agreement;

          g) The goodwill and going concern value of Seller and all provider numbers, licenses and permits of or pertaining to Seller's Business;

          h) The benefits of all amounts previously paid by Seller for advertising, design fees, rent services, or interest relating to Seller's Business or the Assets, to the extent that they extend or are to be performed after the Closing;

          i)   All of Seller's rights under the agreements described in Schedule
               5.08 (other than those described in Section 5.08.01), and the rights given therein;

          j) Seller's rights under all other contracts, including all leases and non-competition agreements relating to Seller's Business;

          k) All technical outlines and records (including all plans, drawings, diagrams, notes, reports, memoranda, and other similar documents), and any and all know-how and software and other technology, including all contracts, licenses, authorizations, permits, and other documents necessary for Seller's Business that are owned by Seller; and

          l) All trade secrets, inventions, patents, copyrights, trade names, business names, trademarks, and other intangible assets used by Seller for Seller's Business that are owned by Seller.

     1.02 Closing. The consummation of the transactions contemplated by this Agreement.

     1.03 Excluded Assets. The assets of Seller which are not to be sold and transferred to Purchaser pursuant to this Agreement and which consist of the following: organizational documents of Seller, insurance policies providing coverage to Seller

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          and all rights under such policies, Seller's tax identification number, Seller's depositary accounts and the agreements between Seller and Seller's bank(s) (subject to the reconciliation of cash balances of accounts described in Section 11.02(b)), and any prepaid taxes by Seller.

     1.04 GAAP. Generally accepted accounting principles.

     1.06 Inventory and Accounts Receivable. All inventory and accounts receivable of the Seller as of the Closing, including Seller's interest in equipment which has been expensed but not capitalized, more fully described in Schedule 1.06.

     1.07 Accounts Payable. All accounts payable of the Seller as of the Closing, including but not limited to, trade payables and account payables more fully described in Schedule 1.07.

     1.08 Liabilities. Those liabilities of Seller to be assumed by Purchaser at the Closing pursuant to this Agreement, which consist of those liabilities of Seller specifically disclosed on Schedule 1.08. Purchaser shall also assume the obligations of Seller accruing after the Closing Date on the contracts and agreements comprising a part of the Assets, as disclosed on Schedule 1.08. Purchaser shall not assume any other liabilities, contingent or certain, of Seller unless incurred and disclosed in the manner provided in this Section 1.08. Without limiting the foregoing, Purchaser is not assuming (i) any expenses, liabilities, or obligations of Seller arising out of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby which are unpaid at the Closing, (nor may Seller pay any of such expenses out of the Assets), except for its payment as provided in Section 3.03, (ii) any liabilities or obligations of Seller relating to federal, state, or local income for the period through the Closing or other taxes attributable to the transactions contemplated hereby or the conduct of Seller's Business except for the sales taxes shown on the Seller's Last Balance Sheet and the sales taxes, if any, attributable to this transaction, (iii) any obligation of Seller to pay a fee to any agent, broker, or finder relating to this transaction, or (iv) the specific liabilities of Seller for accrued medical director's fees and accrued management expenses.

     1.09 Material Adverse Effect. Any change in the financial condition of Seller or operation of its business that would materially effect the Seller's Business adversely, including, but not limited to, material changes to its business condition or financial condition.

     1.10 Permitted Encumbrances. As to each of the following, for which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith which are not in excess of $5,000.00 in the aggregate; (b) encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that are

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          being contested in good faith or are not overdue for a period of more than 30 days provided that they are not in excess of $5,000.00 in the case of a single property or $10,000.00 in the aggregate at any time or which are being contested in good faith; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current purposes.

     1.11 Purchaser's Knowledge.    The actual knowledge of Purchaser's officers
          and directors after reasonable inquiry.

     1.12 Seller's Business. The home health care and infusion business which provides services to non-Medicare and non-Medicaid patients as presently carried on by Seller at Seller's address stated above.

     1.10 Seller's Knowledge. The actual knowledge of Seller's member, Daniel D. Brown and the administrator of Seller's other member after reasonable inquiry.

     2. Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, assign, and deliver to Purchaser, at the Closing, the Assets, free and clear of all liens, claims, liabilities, restrictions on transfer and encumbrances, except (i) those liabilities listed in Schedule 1.08, (ii) Permitted Encumbrances
          (iii) the restrictions set forth in the agreements and contracts identified in Schedule 1.01, copies of which are attached thereto;
          (iv) the consents required but not obtained identified in Schedule
          5.03 and (v) liens, claims and liabilities accruing after the Closing.

     2.01 The Closing. The Closing of the transactions contemplated by this Agreement shall occur on February 27, 1998, to be effective on the 1/st/ day of February, 1998.

     3. Purchase Price. The purchase price for the sale, transfer, conveyance, assignment, and delivery of the Assets to Purchaser, subject to the terms and conditions of this Agreement, shall be ONE MILLION AND NO/100 ($1,000,000.00) DOLLARS, to be paid to Seller at the Closing by the Purchaser as follows:

     3.01 SEVEN HUNDRED FIFTY THOUSAND AND NO/100 ($750,000.00) DOLLARS, cash in hand; and

     3.02 Purchaser will deliver and execute a promissory note ("Promissory Note"), the form of which is attached hereto as Schedule 3.02, payable to the order of Seller, for the principal amount of TWO HUNDRED FIFTY THOUSAND AND NO/100 ($250,000.00) DOLLARS. The Promissory Note shall bear interest from February 27, 1998 until paid on the unpaid principal balance at a per annum interest rate equal to the prime interest rate designated in the Wall Street Journal plus one percentage

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          point, adjusted on an annual basis, and shall be payable, principal plus interest, in twenty-four (24) equal monthly installments. The Promissory Note shall be solidarily guaranteed by Amedisys, Inc. (the "Guarantor"), shall provide for acceleration of the entire principal balance in the event of default by Purchaser in the payment of any installment thereunder or under this Agreement and shall provide for the payment of the reasonable attorney fees incurred by Seller in the collection thereof.

     3.03 In addition to the Purchase Price, Purchaser will pay Seller, at the Closing, TWENTY THOUSAND AND NO/100 ($20,000.00) DOLLARS to defray certain expenses incurred by Seller in association with this transaction.

     3.04 The consideration to be paid pursuant to the provisions of this
          Section 3 and the Liabilities to be assumed by Purchaser pursuant to
          Section 4 shall constitute all the consideration to be paid by Purchaser in connection with the purchase of the Assets contemplated by this Agreement.

     4. Assumption of Liabilities. In connection with the purchase of the Assets hereunder, Purchaser shall specifically assume at Closing the Liabilities and Permitted Encumbrances. Purchaser shall not assume any other liabilities, contingent or certain, of Seller.

     5. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser, as of the date of this Agreement (unless another date is expressly provided in this Section 5) that the statements contained in this Section 5 are correct and complete:

     5.01 Ownership. Seller is the beneficial owner of the Assets and has good and marketable title to, and/or a valid leasehold interest in, and the right to sell, assign, and transfer the Assets to Purchaser, free and clear of any security interest, claims, liens, pledges, penalties, charges, restrictions on transfer, encumbrances whatsoever of every kind and character, other than (i) Permitted Encumbrances; (ii) the restrictions set forth in the agreements and contracts identified in
          Schedule 1.01, copies of which are attached thereto; (iii) the consents required but not obtained identified in Schedule 5.03; and
          (iv) those accruing after the Closing . Upon delivery of and payment of the Purchase Price in accordance with this Agreement and obtaining the consents described on Schedule 5.03, good and marketable title to, or valid leasehold interest in, the Assets, shall be delivered to Purchaser, free and clear of any security interest, claims, liens, pledges, penalties, charges, encumbrances, whatsoever, other than the liabilities set forth in Schedule 1.08, the Permitted Encumbrances, the restrictions set forth in the agreements and contracts identified in Schedule 1.01, copies of which are attached thereto, and those accruing after the Closing.

     5.02 Valid Existence. Seller is duly organized, validly exiting, and in good standing as a limited liability company under the laws of the State of Louisiana and has full power and authority (including all licenses, franchises, permits, and other authorizations that are legally required) to own the Assets, its properties and to engage in the business and activities now conducted by it. Seller is in good standing in each jurisdiction in which it conducts business.

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     5.03 Due Authorization: Consent of Third Parties. Seller has the right, power, legal capacity and authority to enter into and perform Seller's obligations under this Agreement and, no approval or consent of any person other than the Seller is necessary in connection with the execution, delivery, or performance of this Agreement by the Seller, except for the consents set forth in Schedule 5.03. This Agreement constitutes a legal and binding obligation of the Seller, and is valid and enforceable against the Seller in accordance with its terms except that (i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization, and similar laws of general application affecting the rights and remedies of parties, and (ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies, such as specific performance, injunctive relief, waiver, or other equitable remedies, is subject to the discretion of courts of competent jurisdiction.

     5.04 Use of Assets. All of the Assets which are tangible personal property are located at the above stated address of Seller and are free and clear from defects, are maintained in accordance with normal industry practice and are in good operating condition and repair, normal wear and tear excepted. Seller has had no other business address within the three years prior to the Closing. The Assets are being utilized by Seller in conformity with all applicable federal, local and state health care related and imposed rules, regulations, laws, statutes, and permits ("Health Care Laws") applicable to Seller, and to the best of Seller's Knowledge all other federal, state and local rules, regulations, laws, statutes and permits, except where failure to so conform will not have a Material Adverse Effect.

     5.05 Reserved.

     5.06 Litigation. Except as described on Schedule 5.06, there is not any suit, action, arbitration, or legal, administrative, or other proceeding or governmental investigation pending or, to the best of Seller's Knowledge, threatened (in the form of threats made to representatives of Seller), against or affecting Seller or any of the Assets or other assets of Seller, including but not limited to any action or claim under any federal, state, local or other governmental act, rule, regulation, or any interpretations thereof, relating to environmental matters or the protection of the safety and health of persons connected with Seller's Business (including but not limited to the transportation, treatment, storage, recycling, disposal, or release into the environment of hazardous or toxic materials or waste), or any basis on which any proceeding or investigation against Seller might reasonably be undertaken or brought. The Seller has informed Purchaser of, and upon request has furnished or made available to Purchaser, copies of all relevant court papers and other documents relating to, the matters set forth in this Section. Seller has described on Schedule 5.06 all suits, actions, arbitrations, or other proceedings or investigations in which Seller has been a party to during the five year period immediately preceding the Closing. Except as described on Schedule 5.06, Seller is not in default with respect to any order, writ, injunction, or decree of any Health Care Law. In addition, to

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          Seller's Knowledge, it is not in violation of any other federal, state, local law, rule or regulation, or foreign court, department, agency, or instrumentality. Except as set forth on Schedule 5.06, Seller is not presently engaged in any legal action to recover monies due to the Seller, for damages sustained by the Seller, or amounts owed to the Seller. During the five year period immediately preceding the Closing, except as described on Schedule 5.06, Seller has neither received nor been a party to any written notice of violations, orders, claims, citations, complaints, penalties, assessments, court, or other proceedings, administrative, civil or criminal, at law or in equity, with respect to any Health Care Law. In addition, to Seller's Knowledge, except as described on Schedule 5.06, it has neither received nor been party to any written notice of violations, orders, claims, citations, complaints, penalties, assessments, court, or other proceedings, administrative, civil or criminal, at law or in equity, with respect to any alleged violations of any other federal, state, or local environmental law, regulation, ordinance, standard, permit, or order in connection with the conduct of its business or otherwise during the past five years.

     5.07 Insurance. Schedule 5.07 contains an accurate and complete list and brief description of all policies of fire and extended coverage, liability, and the forms of similar insurance or indemnity bonds held by Seller. Seller is not in default with respect to any provisions of any such policy or indemnity bond and has not failed to give any notice or present any claim thereunder in due and timely fashion, which failure or failures to give such notice or present such claim, individually or in the aggregate, could materially adversely affect the Assets. All such policies and bonds are (i) in full force and effect, (ii) with insurance companies believed by Seller to be financially sound and reputable, (iii) are sufficient for compliance by Seller with all requirements of law and of all agreements and instruments to which Seller is a party, and (iv) will not in any significant respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule
          5.07 contains an accurate and complete list of all accident or other liability claims received by or known by Seller for the three year period immediately preceding the Closing, as well as a description of the status of each such claim. Such claims which remain outstanding are covered by one or more insurance policies set forth in this Section.

     5.08 Contracts, Agreements and Instruments. Schedule 5.08 contains a list of the following, copies of which have been heretofore furnished by Seller to Purchaser, which acknowledges receipt thereof:

          5.08.01 The Articles of Organization, Operating Agreement and other organizational documents of Seller and all amendments thereto, as presently in effect, certified by a member of Seller;

          5.08.02 True and correct copies of all material contracts, agreements and other instruments to which Seller is a party;

          5.08.03 True and correct written descriptions of all verbal material contracts and/or agreements to which Seller is party.

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     Except for matters which, in the aggregate, would not have a Material
Adverse Effect or are otherwise disclosed in the Agreement, Seller is not, and to the best of Seller's Knowledge, no other party to any such contract, agreement, instrument, lease, or license is now in violation or breach of, or in default with respect to complying with, any material provision thereof, and each such contract, agreement, instrument, lease, or license by which Seller is presently engaged is in full force and effect and is the legal, valid, and binding obligation of the parties thereto and is enforceable as to them in accordance with its terms, except that (i) the enforcement of certain rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, and similar laws of general application affecting the rights and remedies of parties, and (ii) the enforceability of any particular provision thereof under principles of equity or the availability of equitable remedies, such as specific performance, injunctive relief, waiver, or other equitable remedies, is subject to the discretion of courts of competent jurisdiction. Each such service, supply, distribution, agency, financing, or other arrangement, contract or understanding is a valid and continuing arrangement, contract or understanding, except for matters which, in the aggregate, will not have a Material Adverse Effect; neither Seller, nor any other party to any such arrangement, contract or understanding has given notice of termination or taken any action inconsistent with the continuance of such arrangement, contract or understanding, except for matters which, in the aggregate, will not have a Material Adverse Effect; and, subject to obtaining the consents described on Schedule 5.03, the execution, delivery, and performance of this Agreement will not prejudice any such arrangement, contract or understanding in any way, except for matters which, in the aggregate, will not have a Material Adverse Effect.

     5.09 Compliance With Law: Taxes. Seller has complied with, and is not in violation of any (i) term or provision of its Articles of Organization or Operating Agreement; (ii) term or provision of any applicable judgment, decree, order, statute, injunction, rule, ordinance known to it; (iii) any Health Care Law; or (iv) to the best of Seller's Knowledge, foreign, United States, state or local statutes, laws, rules, or regulations except where such non-compliance or violation will not have a Material Adverse Effect. Seller has timely filed all federal, state, and local tax returns required to be filed and all such returns are complete and correct. Except as described on Schedule 5.06, the Seller has made timely payment of all such taxes when due and payable and has paid all interest, penalties, deficiencies, and assessments, if any, levied or assessed against it. Except as described on Schedule 5.06, Seller has duly withheld, collected, and timely paid to the proper governmental authorities all taxes required to be withheld and collected by it. There are no agreements for extension of the time of assessment of payment of any taxes of Seller, except as otherwise disclosed by Seller. No waiver of any statute of limitations has been executed by the Seller. There are no examinations by the Internal Revenue Service of Seller presently in process of the tax returns of Seller for any year(s) open to such examination.

     5.10 Permits and Licenses. Seller has all permits, licenses, and other similar authorizations necessary for the conduct of its business as now being conducted by it, and it is not in default in any respect under any such permits, licenses, or authorizations. No royalties, commissions, or fees are payable by Seller to any person by reason of the ownership or use of any intangible property, except as set forth in the contracts described on Schedule 5.08. There are no material licenses,

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           sub-licenses, or agreements relating to the use by Seller of any intangible property now in effect, except as set forth in the contracts described on Schedule 5.08, and Seller has no knowledge that any intangible property is being infringed by others. No claim that will have a Material Adverse Effect on the business of the Seller is pending or, to the best of Seller's Knowledge, threatened, that the operation of Seller's Business or any method, process, part, or material that Seller employs, conflicts in any material way with, or infringes in any material way upon any rights of the type enumerated above, owned by others.

     5.11 Employees. Schedule 5.11 is a list of the names of all employees of Seller, stating the amounts or rates of compensation payable to each, the employee benefits enjoyed by each, and whether or not each respective employee has executed an employment agreement with Seller.

     5.12 No Violation of Employee Contracts. Seller is not, and to the best of Seller's Knowledge, no employee of Seller is in violation of any term of any employment contract, non-competition agreement, or any other contract or agreement or any restrictive covenant with, or any other common law obligation to, a former employer of such employee relating to the right of any such employee to be employed by Seller because of the nature of the business conducted by Seller or of the use of trade secrets or proprietary information of others. There is no pending nor, to the best of Seller's Knowledge, threatened, any actions, suits, proceedings, or claims with respect to any contract, agreement, covenant, or obligation referred to in the preceding sentence.

     5.13 Hazardous Materials. The Seller is not in the business of possession, transportation, or disposal of hazardous materials. If and to the extent that Seller's Business has involved the possession, transportation, or disposal of hazardous materials, to Seller's Knowledge, the Seller has complied with any and all applicable laws, ordinances, rules, and regulations and has not and will not be the basis of any claim or proceeding against, or any liability of, Seller with respect to the period prior to the Closing. To the best of Seller's Knowledge, no employee of Seller has been exposed to hazardous materials during the period of employment by Seller such that exposure could cause damage to such employee.

     5.14 Interest in Competitors. To Seller's Knowledge, except as disclosed on Schedule 5.14, Daniel D. Brown has no direct or indirect ownership interest in any competitor, supplier, or customer of Seller or in any person from whom or to whom Seller leases any real or personal property, or in any other person with whom Seller is doing business.

     5.15 Financial Condition. Seller has delivered to Purchaser true and correct copies of the following: the unaudited balance sheet and income statement of Seller for the fiscal year ended December 31, 1997; and an unaudited balance sheet ("Seller's Last Balance Sheet"), and income statement for the one month ended January 31, 1998 ("Seller's Last Balance Sheet Date"). Each such balance sheet presents fairly in all material respects the financial condition, assets and liabilities of Seller as of its date;

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           and, except for unrecorded revenue, each such statement of income presents fairly in all material respects the results of operations of Seller for the period indicated. The financial statements referred to in this section have been prepared in accordance with the books and records of Seller.

     5.16 Changes or Events. Since Seller's Last Balance Sheet Date, except as described on Schedule 5.16, none of the following has occurred:

           5.16.01 Any material transaction by Seller not in the ordinary course of business involving amounts in excess of $5,000;

           5.16.02 Any material capital expenditure by Seller involving amounts in excess of $5,000;

           5.16.03 Other than in the ordinary course of business, any changes in the condition (financial or otherwise), liabilities, assets, or business or in any business relationships of Seller, including relationships with suppliers or customers, that, when considered individually or in the aggregate, are reasonably expected to have a Material Adverse Effect;

           5.16.04 The destruction of, damage to, or loss of any asset of Seller (regardless of whether covered by insurance) that, when considered individually or in the aggregate, are reasonably expected to have a Material Adverse Effect;

           5.16.05 Any labor disputes that, when considered individually or in the aggregate, are reasonably expected to have a Material Adverse Effect;

           5.16.06 There have been no change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Seller, except for any such changes as were required by law;

           5.16.07 Other than in the ordinary course of business and payments to the pharmacist employed by Seller in the amount of $4,000.00, any increase in the salary or other compensation payable or to become payable by Seller to any employee, or the declaration, payment, or commitment or obligation of any kind for the payment by Seller of a bonus or other additional salary or compensation to any such person;

           5.16.08 The material amendment or termination of any material contract, agreement, or license to which Seller is a party, except in the ordinary course of business;

           5.16.09 Any loan by Seller to any person or entity, or the guaranteeing by Seller of any loan other than loans made in the ordinary course of business;

           5.16.10 Any mortgage, pledge, or other encumbrance of any asset of Seller except in the ordinary course of business;

           5.16.11 The waiver or release of any right or claim of Seller, except in the ordinary course of business;

           5.16.12  Reserved;

           5.16.13 Any loss or, to the knowledge of Seller, any threatened loss of any permit, license, qualification, special charter or certificate of authority held or enjoyed by Seller which loss has had or upon occurrence is reasonably expected to have a Material Adverse Effect;

           5.16.14 To Seller's Knowledge, any statute, regulation, order, ordinance or other law the adoption or rescission of which is reasonably expected to have a Material Adverse Effect;

           5.16.15 Except such matters undertaken in consultation with Purchaser, any failure on the part of Seller to operate its business in the ordinary course and consistent with past practices so as to preserve its business organization intact, to retain the services of its employees and to preserve its goodwill and relationships with suppliers, creditors, customers, and others having business relationships with it;

           5.16.16 Any action taken or omitted to be taken by Seller which would cause (after lapse of time, notice or both) the breach, default, or acceleration of any right, contract, commitment, or other obligation of Seller; or

           5.16.17 Any agreement by Seller to do any of the things described in the preceding clauses in this section.

     5.17 No Defaults. Subject to obtaining the consents described on Schedule 5.03, the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of any other agreement to which Seller is a party that will not be waived or released at the Closing;
           (ii) a default or an event that will not be waived or released at the Closing, and that, with notice or lapse of time or both, would be a default, breach, or violation of the Articles of Organization or Operating Agreement of Seller or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Seller is a party or by which Seller or its assets is bound;
           (iii) an event that will not be waived or released at Closing and that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Seller; (iv) the creation or imposition of any lien, charge, or encumbrance on any of the Assets; or (v) a violation of any law or any rule or regulation of any administrative agency or governmental body unrelated to the business or profession of health care and any profession related to health care, of any order, writ, injunction or decree of any court, administrative agency or governmental body to which Seller is subject.

     5.18 Liabilities. No liabilities of Seller will be assumed by or transferred to Purchaser pursuant to the transactions contemplated by this Agreement, except as provided in Section 1.08, those listed in
           Schedule 1.08, or as provided in Section 4, nor will any of the Assets to be acquired by Purchaser pursuant to this Agreement be subject to any pre-Closing liabilities, nor will Purchaser otherwise be liable for any other liabilities of Seller.

     5.19 No Prohibited Payments. Neither Seller nor any employee or agent of Seller has made or authorized any payment of funds of Seller or on behalf of Seller prohibited by law and no funds of Seller have been set aside to be used for any payment prohibited by law.

     5.20 Completeness of Disclosure. No representation or warranty by Seller in this Agreement including the Schedules, Exhibits, and certificates prepared by Seller incorporated herein, contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained herein not misleading.

     6. Representations and Warranties of Purchaser and Guarantor. Purchaser, and with respect to Sections 6.05, 6.06 and 6.07, Guarantor, hereby represents and warrants to Seller, as of the date of this Agreement, that the statements contained in this Section 6 are correct and complete:

     6.01 Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Louisiana and is authorized to do business in every other jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its business makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect. Purchaser is a wholly owned subsidiary of Guarantor.

     6.02 Due Authorization: Third Party Consents. Purchaser has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement and, except as otherwise set forth herein, no approval or consent of any person other than the Purchaser is necessary in connection with the execution, delivery, or performance of this Agreement. The execution, delivery, and performance of this Agreement by the Purchaser has been duly authorized by its board of directors and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes a legal and binding obligation of the Purchaser, and is valid and enforceable against the Purchaser in accordance with its terms except that (i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization, and similar laws of general application affecting the rights and remedies of parties, and (ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies, such as specific performance, injunctive relief, waiver or other equitable remedies, is subject to the discretion of courts of competent jurisdiction.

     6.03 No Violation. The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following:
           (i) a breach of any term or provision of any other agreement of Purchaser that will not be waived or released at the Closing; (ii) a default or an event that will not be waived or released at the Closing and that, with notice or lapse of time or both, would be a default, breach, or violation of the Certificate of Incorporation or Bylaws of Purchaser or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Purchaser is a party or by which Purchaser or the property of Purchaser is bound; or (iii) a violation of any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction, or decree of any court, administrative agency or governmental body to which Purchaser is subject.

     6.04 Completeness of Disclosure. No representation or warranty and no Schedule, Exhibit, or certificate incorporated herein and prepared by Purchaser pursuant hereto and no statement made or other document prepared by Purchaser and furnished to Seller by Purchaser contains any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

     6.05 Organization of Guarantor. Guarantor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is authorized to do business in every other jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of it business makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.

     6.06 Due Authorization: Third Party Consents. Guarantor has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement and, except as otherwise set forth herein, no approval or consent of any person other than the Guarantor is necessary in connection with the execution, delivery, or performance of this Agreement. The execution, delivery, and performance of this Agreement by the Guarantor has been duly authorized by its board of directors and no other corporate proceedings on the part of Guarantor are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes a legal and binding obligation of the Guarantor, and is valid and enforceable against the Guarantor in accordance with its terms except that (i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization, and similar laws of general application affecting the rights and remedies of parties, and (ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies, such as specific performance, injunctive relief, waiver or other equitable remedies, is subject to the discretion of courts of competent jurisdiction.

     6.07 No Violation. The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following:
           (i) a breach of any term or provision of any other agreement of Guarantor that will not be waived or released at the Closing; (ii) a default or an event that will not be waived or released at the Closing and that, with notice or lapse of time or both, would be a default, breach, or violation of the Certificate of Incorporation or Bylaws of Guarantor or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Guarantor is a party or by which Guarantor or the property of Guarantor is bound; or (iii) a violation of any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction, or decree of any court, administrative agency or governmental body to which Guarantor is subject.

     7. Conditions to Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject, at the option of Purchaser, to the satisfaction of the following conditions:

     7.01 Accuracy of Representations and Compliance With Conditions. All representations and warranties of Seller contained in this Agreement shall be accurate when made and, in addition, shall be materially accurate as of the Closing as though such representations and warranties were then made by Seller, other than such representations and warranties that are made as to another date. As of the Closing, Seller shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by Seller at or before such time by this Agreement.

     7.02 Closing Documents. In connection with the Closing, Seller shall deliver to Purchaser the following items:

           7.02.01 Bills of sale, endorsements, assignments, drafts, checks, and other instruments of transfer in form and substance consistent with this Agreement and mutually satisfactory to Purchaser and Seller in order to transfer all right, title and interest of Seller in the Assets to Purchaser;

           7.02.02 To the extent applicable, original evidences of title or ownership of the Assets, including drafts, warehouse receipts and licenses;

           7.02.03 Evidence (including, if applicable, the delivery of duly executed UCC-3 Termination Statements) reasonably satisfactory to Purchaser and its counsel, of the satisfaction and discharge by Seller of all existing liens, claims, and encumbrances upon or affecting the Assets; and

           7.02.04 Such other instruments and documents in form and content consistent with the terms of this Agreement and mutually satisfactory to Seller and

                   Purchaser, as may be necessary or appropriate to (i) effectively transfer and assign to and vest in Purchaser good and marketable title to the Assets and/or to consummate more effectively the transactions contemplated hereby and (ii) in order to enable Purchaser to determine whether the conditions to Seller's obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

     7.03 Review of Proceedings. All actions, proceedings, instruments, and documents required to carry out this Agreement, or any agreement incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to Purchaser, and Seller shall have furnished such counsel for Purchaser such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

     7.04 Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenging the consummation of, the transactions contemplated by this Agreement or related agreements or to obtain substantial damages with respect thereto.

     7.05 No Governmental Action. There shall not have been any action taken, or any law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction which, in the reasonable judgment of Purchaser:

           7.05.01 Makes any of the transactions contemplated by this Agreement illegal;

           7.05.02 Results in a delay which affects the ability of Purchaser to consummate any of the transactions contemplated by this Agreement;

           7.05.03 Requires the divestiture by Purchaser of a material portion of the business of either Purchaser taken as a whole, or of Seller taken as a whole; and

           7.05.04 Otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to Purchaser of the transactions contemplated by this Agreement.

     7.06  Contractual Consents Needed. Except for the consents described in
           Schedule 5.03, the Parties to this Agreement shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which either of them is a party, or to which any of their respective businesses, properties, or assets are subject, except where the failure to obtain the same would not have a Material Adverse Effect on such party.

     7.07 Other Agreements. Agreements set forth as exhibits or schedules to this Agreement shall have been duly authorized, executed, and delivered by the parties thereto at or prior to the Closing, shall be in full force and effect, valid and binding upon the parties thereto, and enforceable by them in accordance with their terms at the Closing, and no party thereto at any time from the execution thereof until immediately after the Closing shall have been in violation of or in default in complying with any material provision thereof.

     7.08 Member Approval. The members of Seller shall have approved the transactions contemplated herein.

     7.09 Legal Opinion. Seller shall have obtained a legal opinion from the law firm of Kantrow, Spaht, Weaver & Blitzer in the form shown in
           Schedule 7.09.

     7.10 Public Statements. Before Seller shall execute or administer a press release or public announcement related to consummation of this transaction, Seller shall cooperate with Purchaser, shall furnish drafts of all documents or proposed oral statements to Purchaser for comment, and shall not release any such information without the written consent of Purchaser. Nothing contained herein shall prevent Seller from furnishing any information to any governmental authority if required to do so by law.

     8. Conditions to Obligations of Seller. The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction of the following conditions:

     8.01 Accuracy of Representations and Compliance With Conditions. All representations and warranties of Purchaser contained in this Agreement shall be accurate when and shall be accurate as of the Closing as though such representations and warranties were then made by Purchaser, other than such representations and warranties as are made as to another date. As of the Closing, Purchaser shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by any of them at or before such time by this Agreement.

     8.02 Other Closing Documents. Purchaser shall have delivered to Seller, at or prior to the Closing, such other documents as Seller may reasonably request in order to enable Seller to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

     8.03 Review of Proceedings. All actions, proceedings, instruments, and documents required to carry out this Agreement, or any agreement incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to Seller and Purchaser shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

     8.04 Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenging the consummation of, the transactions contemplated by this Agreement or related agreements set forth as an exhibit hereto, or to obtain substantial damages with respect thereto.

     8.05 No Governmental Action. There shall not have been any action taken, or any law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of Seller:

           8.05.01 Makes any of the transactions contemplated by this Agreement illegal;

           8.05.02 Results in a delay which affects the ability of Seller to consummate any of the transactions contemplated by this Agreement;

           8.05.03 Otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to Seller or the Stockholders of the transactions contemplated by this Agreement.

     8.06 Contractual Consents Needed. The parties to this Agreement shall have obtained at or prior to the Closing the consents described on
           Schedule 5.01 and all other consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which either of them is a party, or to which any of their respective businesses, properties, or assets are subject, except where the failure would not have a Material Adverse Effect.

     8.07 Other Agreements. Agreements set forth as exhibits or schedules to this Agreement shall have been duly authorized, executed, and delivered by the parties thereto at or prior to the Closing, shall be in full force, valid and binding upon the parties thereto, and enforceable by them in accordance with their terms at the Closing, and no party thereto at any time from the execution thereof until immediately after the Closing shall have been in violation of or in default in complying with any material provision thereof.

     8.08 Board Approval. The Boards of Directors of Purchaser and Guarantor shall have approved the transactions contemplated herein and certified copies of authroizing resolutions shall have been delivered to Seller.

     9. Covenants and Agreements of Purchaser. Purchaser covenants and agrees as follows:

     9.01 Payment of Sales Taxes. Any sales tax incurred as a result of this transaction will be paid by Purchaser to Seller at the Closing for remittance to the appropriate taxing authority.

     9.02 Post Closing Covenants. On and after the Closing, Purchaser agrees to maintain in confidence and not to disclose, except in accordance with and as permitted by applicable laws and regulations, the records of the patients to whom Seller provided services.

     9.03 Employment Matters. On or prior to the Closing, Purchaser shall offer employment to all of Seller's employees, other than Kim Arceneaux, on such terms and providing such health and other benefits as Purchaser has previously advised Seller.

     9.04 Collection of Receivables. Purchaser shall use it best good faith efforts to collect all outstanding receivables of Seller, as detailed in Schedule 1.01, in a timely and efficient manner.

     9.05 Release of Daniel D. Brown. Subsequent to closing, Purchaser shall ensure that Daniel D. Brown is released from any personal contract or agreement guarantees which are active with respect to Seller's business.

     9.06 Information Accessibility. Upon prior reasonable notice and at reasonable times, Seller shall be allowed access to those business records transferred herein.

     10. Covenants and Agreements of Seller. Seller covenants and agrees as follows:

     10.01 Payment of Taxes. Except City sales taxes in the amount shown on Seller's Last Balance Sheet, all accrued but unpaid federal, state, and local income and other taxes of Seller for the period ended as of the Closing and all prior periods will be paid by Seller.

     10.02 Post-Closing Consents. Seller agrees to use its best good faith effort to secure and/or assist Purchaser in securing post-Closing third party consents material to the ongoing operation of Seller's Business.

     11.   Miscellaneous.

     11.01 Brokerage and Other Fees. The parties agree that there are no brokerage arrangements or fee obligations, in writing or otherwise, with respect to the transactions set forth in this Agreement. Each party shall be responsible for the fees of their respective professionals (including, without limitation, legal and accounting fees) engaged to assist in the preparation, negotiation and counseling with respect, and relating, to this Agreement and consummation of the transactions contemplated herein, as well as their respective out-of-pocket expenses except Purchaser agrees to pay for the preparation of the necessary transfer documents to accomplish the transactions herein.

     11.02 Further Actions.

           (a) At any time and from time to time, the parties agree, at their expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

           (b) Purchaser and Seller shall reconcile Seller's depositary accounts as of the effective date of the Closing, and for the period thereafter through the date of the Closing, and upon completion thereof, Seller shall pay to Purchaser the balance of said accounts.

     11.03 Reserved.

     11.04 Survival. The representations, and warranties contained in or made pursuant to this Agreement by the Parties hereto shall survive for a period of 24 months from the date of the Closing, irrespective of any investigation made by or on behalf of any party (the "Survival Date"). No claim for indemnification or otherwise may be brought by a party hereto against another party hereto unless asserted by written notice as provided herein by the party claiming indemnification or otherwise on or before the Survival Date.

     11.05 Entire Agreement; Modification. The Agreement and the Schedules and Exhibits hereto set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by the parties.

     11.06 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy (confirmed by telephone within twenty-four (24) hours following receipt thereof), or by registered or certified mail, (postage prepaid, return receipt requested) to the respective parties at the following address (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.06:



           (a) If to Seller:

               Precision Health Systems, L.L.C.
               10474 Old Hammond Highway, Suite 101
               Baton Rouge, Louisiana 70816
               Attention: Danny D. Brown
               Telecopy: (50) 927-7205
               Telephone: (504) 927-7688
               with copy to:

               Kantrow, Spaht, Weaver & Blitzer
               (A Professional Law Corporation)
               Suite 300, City Plaza
               445 North Boulevard
               P.O. Box 2997
               Baton Rouge, Louisiana 70821-2997
               Attention: Lee C. Kantrow
               Telecopy:  (504) 343-0637
               Telephone: (504) 383-4703

           (b) If to Purchaser:

               Amedisys Alternate-Site Infusion Therapy Services, Inc. 3029 S. Sherwood Forest Blvd.
               Suite 300
               Baton Rouge, Louisiana 70816
               Attention: Stephen Taglianetti
               Telecopy: (504) 292-8163
               Telephone: (504) 292-2031

     11.07 Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and, in the case of a corporate party, be authorized by a resolution of the Board of Directors or by an officer of the waiving party.

     11.08 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each party's respective successors and assigns; provided, however, any such assignment by Purchaser shall not release Purchaser of any of its obligations under this Agreement.

     11.09 No Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

     11.10 Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

     11.11 Headings. The headings of this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     11.12 Counterparts, Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of Louisiana without giving effect to conflict of laws.

     11.13 Indemnification. Subject to the limitations set forth in Sections
           11.14 and 11.15 hereof, Seller shall indemnify, defend and hold harmless Purchaser and each of its officers, directors, agents and affiliates from and against any damage, loss, claim, liability, cost or expense incurred by Purchaser, including fees and disbursements of counsel, accountants, experts and other consultants reasonably and necessarily incurred by Purchaser, net of any tax benefit to which Purchaser is entitled and net of any and all amounts to which Purchaser is entitled to from insurance, guarantees, indemnities, and contractual and legal rights by, from or against other persons, firms or entities (collectively, "Damages"), resulting from, arising out of, based upon or occasioned by the inaccuracy of any warranty or any representation made by Seller in this Agreement, or any breach of any covenant or agreement of Seller contained herein. Purchaser shall indemnify, defend and hold harmless Seller and each of its members, officers, directors, agents and affiliates from and against any Damages, resulting from, arising out of, based upon or occasioned by the inaccuracy of any warranty or representation made by the Purchaser herein, or any breach of any covenant or agreement of Purchaser contained herein.

     11.14 Limitations on Indemnification and Other Claims. The maximum amount of Damages for which Seller shall be responsible under this Agreement, whether pursuant to a claim for indemnification or otherwise, shall not exceed the unpaid principal balance of the Promissory Note, such maximum amount to be reduced by principal payments made by the Purchaser or the Guarantor on the Promissory Note and by amounts offset against the unpaid principal balance of the Promissory Note in the manner permitted by this Agreement. Such right of offset shall be the exclusive remedy of the Purchaser, and all other persons entitled to indemnity against the Seller pursuant to Section 11.13 above, for Damages under this Agreement and otherwise. It is understood and agreed that Seller shall have no liability to return any part of the cash portion of the Purchase Price or any payments of principal or interest on the Promissory Note received by it or otherwise pay any amount of Damages (except pursuant to the right of offset as permitted by this Agreement). The right of offset permitted in this Agreement shall be exercised first against accrued but unpaid interest and then against the unpaid principal installments of the Promissory Note in the inverse order of their maturity.

     11.15 Right of Off-Set. If Purchaser reasonably believes it is entitled to indemnification under this Agreement, it shall be entitled to the right of offset against amounts owing by it under the Promissory Note in accordance with the following terms and provisions: Purchaser shall promptly notify Seller of the matter for which it seeks indemnification and shall specify in reasonable detail the facts and circumstances thereof and a good faith estimate of the Damages occasioned thereby. Seller shall have ten (10) days from the receipt of Purchaser's notice in which to cure the circumstance giving rise to the Damages and provide evidence of such cure to the Purchaser. If the circumstance is not cured within the ten day period, Purchaser shall have the immediate right to deposit the monthly payment due and payable pursuant to the Promissory Note into an escrow account at a bank mutually acceptable to the parties to be held and invested pursuant to a mutually agreeable escrow agreement. Monthly payments into said escrow account shall continue until the amount of the Damages specified in Purchaser's notice is equal to the balance of said escrow account, at which time payments to Seller under the Promissory Note shall resume as originally contemplated. In the event the Purchaser's claim for indemnification is disputed by Seller, such dispute shall be resolved by the provisions of Section
           9.15. If it is ultimately determined that Purchaser's claim for indemnification was improper, the escrowed funds and earnings thereon shall be distributed to Seller. If it is ultimately determined that Purchaser's claim for indemnification was proper, the escrowed funds and earnings thereon shall be distributed to Purchaser.

     11.16 Arbitration Procedures. Any and every dispute of any nature whatsoever that may arise between the parties hereto, whether sounding in contract, statute, tort, fraud, misrepresentation, discrimination or any other legal theory, or breach of this Agreement, or any schedule, certificate or other document delivered by any party hereto or thereto, or those arising under any federal, state or local law, regulation or ordinance, shall be subject to the limitations of Section 11.14 and shall be determined by binding arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association ("AAA"), to the extent such rules do no conflict with the provision of this
           Section 11. The arbitration shall be conducted by a single neutral arbitrator. The parties shall endeavor to select a neutral arbitrator by mutual agreement. If such agreement cannot be reached within thirty (30) calendar days after a dispute has arisen which is to be decided by arbitration, any party or the parties jointly shall request AAA to submit to each party an identical panel of fifteen
           (15) persons. Alternate strikes shall be made to the panel, commencing with the party bringing the claim, until the name of one
           (1) person remains. The parties may, however, by mutual agreement, request AAA to submit additional panels of possible arbitrators. The arbitrator shall have the power to determine all matters incident to the conduct of the arbitration, including without limitation all procedural and evidentiary matters and the scheduling of any hearing. The award made by the arbitrator shall be governed by the United States Arbitration Act, 9 U.S.C. (S)(S) 1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. Unless otherwise agreed by the parties, the arbitration shall be held in Baton Rouge, Louisiana.

     11.17 Provision applicable to claims for injunctive relief. This agreement to arbitrate shall specifically include, without limitation, an application for injunctive relief under Section 11. In the event injunctive relief is sought, the parties agree that Commercial

           Arbitration Rule 13 (as amended November 1, 1993, or its subsequent equivalent) shall not apply, and instead, a single arbitrator shall be appointed within one business day after the filing of the demand or submission. Such arbitrator shall then preside over the application for injunctive relief and all other disputes then arising under this Agreement. The arbitrator appointed under this paragraph 10(b) shall be appointed by JAMS Endispute, Baton Rouge, Louisiana ("JAMS"), in the following manner: the case administrator for the AAA shall contact JAMS immediately on receipt of the demand for arbitration containing the claim for injunctive relief. The case administrator shall provider JAMS with the names of the parties to, and a copy of, this agreement. From its then current list of qualified, licensed, but non-practicing attorneys who are former, sitting trial judges, the Baton Rouge national account manager (or equivalent position) of JAMS shall appoint one such individual as the arbitrator to preside over the application for injunctive relief and all other disputes between the parties. Except in the unlikely event of an actual conflict of interest under the Rules of Professional Conduct or Code of Judicial Conduct, neither party shall have any right to strike or object to the appointment of any person so selected. The parties expressly agree and desire that the selection of an arbitrator hereunder shall be effected within one business day of any application for injunctive relief and agree that such application shall then be considered at least as expeditiously as would be the case in the District Courts for East Baton Rouge Parish. The parties further agree that any injunctive relief granted by the arbitrator shall be separately enforceable in the District Court for East Baton Rouge Parish, to the same extent as would be the case for a final award of the arbitrator.

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date written in the preamble of this Agreement.

AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.



By: ________________________________________
    Stephen Taglianetti, President



AMEDISYS, INC.



By:_________________________________________

Print Name:__________________________________

Title:_______________________________________



PRECISION HEALTH SYSTEMS, L.L.C.



By: ________________________________________
    Daniel D. Brown, Member

                              SCHEDULES OF SELLER

         TO ASSET PURCHASE AGREEMENT (THE "ASSET PURCHASE AGREEMENT")

                                BY AND BETWEEN

            AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.
                               (THE "PURCHASER")
                                      AND
                        PRECISION HEALTH SYSTEMS, L.L.C
                                (THE "SELLER")



                        DATED AS OF FEBRUARY ____, 1998



NOTE: Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Asset Purchase Agreement. Matters disclosed under any Schedule hereof shall be deemed incorporated into matters disclosed under any other Schedule hereof to the extent applicable.